Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

October 18, 2004

American Community Bancshares, Inc. Announces Earnings for the Quarter Ended September 30, 2004

Charlotte, North Carolina, – Randy P. Helton, President and Chief Executive Officer of American Community Bancshares, Inc. (stock NASDAQ SmallCap: ACBA; stock warrants NASDAQ SmallCap: ACBAW) the holding company for American Community Bank (ACB) and First National Bank of the Carolinas (FNB), announced higher unaudited earnings for the three months ended September 30, 2004 of $937,000 or a 127.4% increase over unaudited earnings for the three months ended September 30, 2003 of $412,000. The FNB acquisition accounted for $205,000 of the $525,000 increase in earnings. Earnings per share (diluted) for the three months ended September 30, 2004 increased to $0.25 compared to $0.14 for the three months ended September 30, 2003. The annualized return on average assets for the quarter was 1.00% with a return on average equity of 10.55%.

Net income for the nine months ended September 30, 2004 was $2,067,000 or a 91.2% increase over net income for the nine months ended September 30, 2003 of $1,081,000. The FNB acquisition accounted for $398,000 of the $986,000 increase in earnings. Earnings per share (diluted) for the nine months ended September 30, 2004 increased to $0.59 compared to $0.38 for the nine months ended September 30, 2003. The annualized return on average assets for the nine months was 0.82% with a return on average equity of 8.92%

Total assets at September 30, 2004 were $375.6 million, with loan and lease receivables of $286.9 million, deposits of $285.2 million, borrowings of $52.2 million, and stockholders’ equity of $36.3 million. Total assets increased 38.9% or $105.1 million, from September 30, 2003, loan and lease receivables increased 45.2% or $89.2 million, deposits increased 37.2% or $77.4 million and borrowings increased 36.7% or $14.0 million. The acquisition of FNB of Gaffney, South Carolina added assets of $82.7 million, total loans of $56.2 million and deposits and $61.3 million at April 15, 2004.

The allowance for loan losses represented 1.20% of total loans at September 30, 2004. Non-performing loans totaled $905,000 or 0.31% of loans at September 30, 2004 compared to $402,000 or 0.16% of loans at September 30, 2003, a $503,000 or a 125% increase. The FNB acquisition accounted for $231,000 of the increase in non-performing loans. Non-performing assets (which includes foreclosed real estate and repossessed assets) totaled $1,128,000 at September 30, 2004 and represented 0.30% of total assets compared to $495,000 or 0.14% of total assets at September 30, 2003, a $633,000 or 127.9% increase.

Net interest income for the quarter ended September 30, 2004 totaled $3.4 million, an increase of 67.0% over the $2.0 million for the quarter ended September 30, 2003. Quarter-end results also include a $191,000 or 28.2% increase in non-interest income from $678,000 for the three months ended September 30, 2003 to $869,000 for the three months ended September 30, 2004. In addition, operating expenses increased $696,000 or 36.8% from $1.9 million for the three months ended September 30, 2003 to $2.6 million for the three months ended September 30, 2004.

American Community Bancshares, headquartered in Charlotte, NC is the holding company for American Community Bank and First National Bank of the Carolinas. American Community Bank is a full service community bank, headquartered in Monroe, NC with five offices in Union County, North Carolina’s fastest growing county. The Bank also has three offices in Mecklenburg County, home of Charlotte, North Carolina’s largest city and the nation’s second largest financial center. First National Bank of the Carolinas is a full service community bank, headquartered in Gaffney, SC with two offices in Gaffney and one in Blacksburg, SC. A proposed fourth branch was recently announced to be built in the township of Tega Cay located in York County, SC. The Banks provide a wide assortment of traditional banking and financial services offered with a high level of personal attention. American Community Bancshares website is www.americancommunitybank.com. American Community Bancshares stock is traded on the NASDAQ SmallCap market under the symbol “ACBA” with stock warrants traded under “ACBAW”. For more information contact- Stephanie Helms, Shareholder Relations or Dan Ellis, CFO at (704) 225- 8444.

American Community Bancshares, Inc.

(Amounts in thousands except share and per share data)

(Unaudited)

Consolidated Balance Sheet

	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003 (a)	September 30, 2003
Assets
Cash and due from banks	$7,448	$5,960	$9,351	$7,330	$6,274
Interest-earning deposits with banks	10,608	5,774	7,520	11,012	3,205
Investment securities	46,769	51,488	48,908	52,069	54,425

Loans	290,398	283,995	212,066	204,533	200,102
Allowance for loan losses	(3,478)	(3,413)	(2,645)	(2,529)	(2,426)

Net loans	286,920	280,582	209,421	202,004	197,676

Accrued interest receivable	1,537	1,407	1,184	1,131	1,084
Bank premises and equipment	8,263	8,284	5,267	5,339	5,271
Foreclosed real estate	214	122	21	117	—
Non-marketable equity securities at cost	1,392	1,088	672	792	792
Goodwill	10,149	10,125	—	—	—
Other assets	2,272	3,285	1,774	1,459	1,780

Total assets	$375,572	$368,115	$284,118	$281,253	$270,507

Liabilities and stockholders’ equity
Deposits
Non-interest bearing	$40,977	$41,718	$35,638	$29,782	$31,721
Interest bearing	244,208	238,277	175,195	178,381	176,069

Total deposits	285,185	279,995	210,833	208,163	207,790

Borrowings	52,164	51,578	47,928	48,319	38,156
Accrued expenses and other liabilities	1,946	1,865	851	582	768

Total liabilities	339,295	333,438	259,612	257,064	246,714

Total stockholders’ equity	36,277	34,677	24,506	24,189	23,793

Total liabilities and stockholders’ equity	$375,572	$368,115	$284,118	$281,253	$270,507

Ending shares outstanding	3,471,228	3,446,753	2,827,709	2,825,709	2,824,376
Book value per share	10.45	10.06	8.67	8.56	8.42

(a)	Derived from audited consolidated financial statements

American Community Bancshares, Inc.

Consolidated Income Statements

(Amounts in thousands except share and per share data)

(Unaudited)

Three months ended	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003	September 30, 2003
Total interest income	$4,971	$4,421	$3,534	$3,458	$3,304
Total interest expense	1,602	1,492	1,346	1,274	1,287

Net interest income	3,369	2,929	2,188	2,184	2,017

Provision for loan losses	157	140	118	148	144

Net interest income after provision for loan loss	3,212	2,789	2,070	2,036	1,873

Non-interest income
Service charges on deposit accounts	628	585	465	372	420
Mortgage banking operations	71	108	66	72	142
Realized gains on sale of securities	41	—	58	—	—
Other	129	189	113	98	116

Total non-interest income	869	882	702	542	678

Non-interest expense
Salaries and employee benefits	1,278	1,316	1,011	1,022	975
Occupancy and equipment	474	440	369	409	355
Other	836	874	634	665	562

Total non-interest expense	2,588	2,630	2,014	2,096	1,892

Income before income taxes	1,493	1,041	758	482	659
Provision for income taxes	556	386	283	175	247

Net income	$937	$655	$475	$307	$412

Net income per share
Basic	$0.27	$0.20	$0.17	$0.11	$0.15
Diluted	$0.25	$0.18	$0.15	$0.10	$0.14

Weighted average number of shares outstanding
Basic	3,453,019	3,344,713	2,826,039	2,824,376	2,824,376
Diluted	3,784,314	3,703,920	3,145,162	3,053,723	2,900,162

Return on average equity	10.55%	8.16%	7.84%	5.12%	7.00%
Return on average assets	1.00%	0.73%	0.69%	0.45%	0.66%

Net interest margin	3.97%	3.46%	3.38%	3.42%	3.43%

Allowance for loan losses to total loans	1.20%	1.20%	1.25%	1.24%	1.21%
Net charge-offs to avg loans (annualized)	0.13%	0.09%	0.00%	0.27%	0.00%
Nonperforming loans to total loans	0.31%	0.13%	0.13%	0.16%	0.13%
Nonperforming assets to total assets	0.30%	0.14%	0.12%	0.17%	0.12%